Exhibit 3.C

                     AMENDED AND RESTATED

             CERTIFICATE OF DESIGNATION, PREFERENCES

                        AND RIGHTS OF

                   SERIES A PREFERRED STOCK

                               OF

                       A.P. PHARMA, INC.

        Pursuant to Section 151(g) and Section 103 of the General Corporation Law of the State of Delaware, I, Gregory Turnbull, the President and Chief Executive Officer of A.P. Pharma, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies:

        A.	That by resolution of the Board of Directors of the
Corporation adopted on August 19, 1996, and by a Certificate of Designation, Preferences and Rights of Series A Preferred Stock filed in the office of the Secretary of State of the State of Delaware on September 20, 1996, the Corporation authorized the issuance of Seven Hundred Fifty Thousand (750,000) shares of
Series A Preferred Stock designated as Series A Participating Preferred Stock and established the designation, voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

        B.	That no shares of Series A Participating Preferred
Stock of the Corporation have been issued.

        C.	That pursuant to the authority conferred upon the Board
of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted on December 15, 2006 the following resolution amending and restating the provisions of the Series A Preferred Stock:

        "RESOLVED: that pursuant to the authority vested upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Restated Certificate"), the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of A.P. Pharma, Inc. is hereby amended and restated in its entirety as follows:

        1.	Designation and Amount.  The shares of such series
shall be designated as "Series A Participating Preferred Stock", par value $0.01 per share, and the number of shares constituting such series shall be Two Hundred Thousand (200,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number of shares less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Participating Preferred Stock.

        2.	Dividends and Distributions.
               (A)	Subject to the prior and superior right of the
holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating
Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June , September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount
(payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common
Stock or a subdivision of the outstanding shares of Common Stock
(by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A
Participating Preferred Stock. In the event the Corporation shall at any time after December 15, 2006 (the "Rights
Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding
Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A
Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B)	The Corporation shall declare a dividend or
distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

               (C)	Dividends shall begin to accrue and be cumulative
on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred
Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A
Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating
Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

        3.	Voting Rights.  The holders of shares of Series A
Participating Preferred Stock shall have the following voting rights:

               (A)	Subject to the provision for adjustment
hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B)	Except as otherwise provided herein, in the
Restated Certificate, or by law, the holders of shares of Series
A Participating Preferred Stock and the holders of shares of Common Stock, and any other capital stock of the Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C)	Except as required by law, holders of Series A
Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        4.	Certain Restrictions.

               (A)	The Corporation shall not declare any dividend on,
make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A
Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred
Stock as required by Section 2 hereof.

               (B)	Whenever quarterly dividends or other dividends or
distributions payable on the Series A Participating Preferred
Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred
Stock outstanding shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A
Participating Preferred Stock;

(ii)	declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	redeem or purchase or otherwise acquire for consideration
shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

(iv)	purchase or otherwise acquire for consideration any shares of
Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred
Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (C)	The Corporation shall not permit any subsidiary of
the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        5.	Reacquired Shares.  Any shares of Series A
Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate, or as otherwise required by law.

        6.	Liquidation, Dissolution or Winding Up.

               (A)	Upon any liquidation (voluntary or otherwise),
dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior
(either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under this Section 6(A)(1) shall, subject to Section 6(B) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the "Series A Liquidation Preference"). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B)	In the event, however, that there are not
sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

        7.	Consolidation, Merger, etc.  In case the Corporation
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A
Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common
Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of common Stock that were outstanding immediately prior to such event.

        8.	No Redemption.  The shares of Series A Participating
Preferred Stock shall not be redeemable.

        9.	Ranking.  The Series A Participating Preferred Stock
shall rank junior to all other series of the Corporation's
Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        10.	Amendment.  The Certificate of Incorporation of the
Corporation shall not be further amended in any manner, including by merger or consolidation, which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preferred Stock, voting together as a single class.

        11.	Fractional Shares.  Series A Participating Preferred
Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares to exercise voting rights, receive dividends, participate in distrubtions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock."

	Executed this 18th day of December, 2006.

                                   /s/ Gregory Turnbull
                                   --------------------
                                   Gregory Turnbull
                                   President and Chief Executive
                                   Officer